Filed pursuant to Rule 433 Registration Statement No. 333-174289 June 6, 2012

NEWS RELEASE

Contact:
Sheila G. Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES

PUBLIC OFFERING OF COMMON STOCK

Berwyn, PA —June 6, 2012 — Triumph Group, Inc. (NYSE:TGI) today announced a public offering of its common stock.  The size of the offering is 4,666,116 shares of common stock offered by investment funds and other entities associated with The Carlyle Group.  Upon completion of the offering, investment funds associated with The Carlyle Group will have sold all of their shares of the common stock of Triumph Group.  The offering is expected to close and settle on June 12, 2012.  The company will not receive any of the proceeds from the offering of shares by the selling stockholders.

Credit Suisse Securities (USA) LLC is acting as the sole underwriter for the offering.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and has become effective.  Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about Triumph Group and this offering.  A copy of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attn:  Prospectus Department, One Madison Avenue, 1B, New York, New York 10010 telephone:  1-800-221-1037 or by emailing newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph Group can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.